AGREEMENT


                                      FOR


                              THE PURCHASE OF THE


                          COMFORT CLINIC DIVISION OF


                            BIO CLINIC CORPORATION


                           BY CRAIN INDUSTRIES, INC.

                               TABLE OF CONTENTS

                                                                            Page

      ARTICLE I - DEFINITIONS..............................................  1
            1.1   Defined Terms............................................  1
            1.2   Other Defined Terms......................................  7

      ARTICLE II - PURCHASE AND SALE OF ASSETS.............................  8
            2.1   Transfer of Purchased Assets.............................  8
            2.2   Assumption of Liabilities................................  8
            2.3   Purchase Price...........................................  8

      ARTICLE III - CLOSING: RELATED MATTERS...............................  9
            3.1   Closing..................................................  9
            3.2   Conveyances at Closing...................................  9
            3.3   Post-Closing Adjustment.................................. 10

      ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT AND
      SELLER............................................................... 12
            4.1   Organization of Parent................................... 12
            4.2   Organization of Seller................................... 12
            4.3   Authorization............................................ 12
            4.4   Absence of Certain Changes or Events..................... 12
            4.5   Title to Assets. Etc..................................... 13
            4.6   Condition of Assets...................................... 14
            4.7   Contracts and Leases..................................... 14
            4.8   No Conflict or Violation................................. 14
            4.9   Consents and Approvals................................... 14
            4.10  Financial Statements..................................... 15
            4.11  Litigation............................................... 15
            4.12  Labor Matters............................................ 15
            4.13  Liabilities.............................................. 16
            4.14  Compliance with Law: Permits............................. 16
            4.15  No Brokers............................................... 17
            4.16  No Other Agreements to Sell the Assets................... 17
            4.17  Proprietary Rights....................................... 17
            4.18  Taxes.................................................... 17
            4.19  Accounts Receivable...................................... 17



                                    (i)


DAFS01...:\07\39407\0015\1670\AGR0296U.470

            4.20  Inventories.............................................. 18
            4.21  Customers and Suppliers.................................. 18
            4.22  Compliance With Legislation Relating to Environmental
                  Quality ................................................. 19
            4.23  Real Property Matters.................................... 20
            4.24  Warranties and Product Related Claims.................... 20
            4.25  Interest in Competitors. Suppliers. Customers. etc....... 20
            4.26  Disclosure............................................... 20

      ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER.................. 20
            5.1   Organization of Buyer.................................... 21
            5.2   Authorization............................................ 21
            5.3   Consents and Approvals................................... 21
            5.4   No Brokers............................................... 21
            5.5   No Conflict or Violation................................. 21
            5.6   Litigation............................................... 21
            5.7   Disclosure............................................... 21

      ARTICLE VI - ACTIONS BY PARENT. SELLER AND BUYER PRIOR TO THE
      CLOSING.............................................................. 22
            6.1   Maintenance of Business.................................. 22
            6.2   Certain Prohibited Transactions.......................... 22
            6.3   Certain Affirmative Actions.............................. 23
            6.4   Investigation by Buyer................................... 24
            6.5   Consents and Best Efforts................................ 24
            6.6   Notification of Certain Matters.......................... 24
            6.7   Certain Financial Statements............................. 25
            6.8   Information Regarding Permits............................ 25
            6.9   Escrow Agreement......................................... 25

      ARTICLE VII - CONDITIONS TO PARENT'S AND SELLER'S OBLIGATIONS........ 25
            7.1   Representations, Warranties and Covenants................ 25
            7.2   Consents................................................. 26
            7.3   No Governmental Proceeding or Litigation................. 26
            7.4   Certificates............................................. 26
            7.5   Corporate Documents...................................... 26
            7.6   HSR Act.................................................. 26
            7.7   Resale Certificate....................................... 26
            7.8   Other Documents.......................................... 26




                                    (ii)

      ARTICLE VIII - CONDITIONS TO BUYER'S OBLIGATIONS..................... 27
            8.1   Representations, Warranties and Covenants................ 27
            8.2   Consents................................................. 27
            8.3   No Governmental Proceeding or Litigation................. 27
            8.4   Certificates............................................. 27
            8.5   Corporate Documents...................................... 27
            8.6   HSR Act.................................................. 27
            8.7   License Agreement........................................ 28
            8.8   Books and Records........................................ 28
            8.9   Balance Sheet............................................ 28
            8.10  Escrow Agreement......................................... 28
            8.11  Certain Financial Information............................ 28
            8.12  Other Documents.......................................... 28

      ARTICLE IX - ACTIONS BY THE PARTIES AFTER THE CLOSING................ 28
            9.1   Books and Records; Cooperation........................... 28
            9.2   Further Assurances....................................... 29
            9.3   Payments Received........................................ 29
            9.4   Employees................................................ 30
            9.5   Consents to Assignment................................... 32
            9.6   Post-Closing Financial Statements........................ 32
            9.7   Summed Sublease.......................................... 32

      ARTICLE X - INDEMNIFICATION.......................................... 32
            10.1  Survival of Representations, Etc......................... 32
            10.2  Indemnification.......................................... 33
            10.3  Indemnification Procedures............................... 33
            10.4  Limitations.............................................. 34

      ARTICLE XI - COVENANT NOT TO COMPETE................................. 35

      ARTICLE XII - MISCELLANEOUS.......................................... 36
            12.1  Termination.............................................. 36
            12.2  Assignment............................................... 36
            12.3  Notices; Transfer of Funds............................... 36
            12.4  Choice of Law............................................ 38
            12.5  Entire Agreement; Amendments and Waivers................. 38
            12.6  Counterparts............................................. 38
            12.7  Invalidity............................................... 38



                                    (iii)

            12.8  Headings................................................. 39
            12.9  Expenses................................................. 39
            12.10 Publicity................................................ 39
            12.11 Confidential Information................................. 39
            12.12 Acquisition Proposals.................................... 40
            12.13 Ribs of the Parties...................................... 40
            12.14 No Recourse.............................................. 40





                                    (iv)

                                   EXHIBITS



EXHIBIT A: BILL OF SALE
EXHIBIT B: ASSIGNMENT OF LEASE
EXHIBIT C: ASSIGNMENT OF CONTRACT
EXHIBIT D: ASSIGNMENT OF PROPRIETARY RIGHTS
EXHIBIT E: ASSUMPTION DOCUMENT
EXHIBIT F: CERTAIN CONSENTS
EXHIBIT G: LICENSE AGREEMENT
EXHIBIT H: CERTAIN EMPLOYEES
EXHIBIT I: SEVERANCE DOCUMENTS





                                    (v)

                           ASSET PURCHASE AGREEMENT


      This Asset Purchase Agreement (this "Agreement"), dated as of August 29, 1996, is by and among Bio Clinic Corporation, a Delaware corporation ("Seller"), Sunrise Medical Inc., a Delaware corporation ("Parent"), and Crain Industries, Inc., a Delaware corporation ("Buyer").

                                   RECITALS

      A. WHEREAS, Seller owns certain assets which it uses in the conduct of the Business (as defined below), which Business is conducted through Seller's Comfort Clinic division (the "Division").

      B. WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets upon the terms and subject to the conditions of this Agreement.

                                   AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

      1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

      "Accounts Receivable" shall mean all accounts receivable and any notes receivable of Seller, whether current or non-current, arising out of the operation of the Business.

      "Balance Sheet" shall mean an audited statement of net assets of the Division, with footnotes, as of June 28, 1996, a draft of which was previously delivered by Seller to Buyer and the final form of which will be audited by KPMG and delivered by Seller to Buyer in accordance with Section 6.7 hereof.

      "Balance Sheet Assets" shall mean Cash, Accounts Receivable, net of applicable reserves, Prepaid Expenses, Inventory, net of applicable reserves, Fixtures and Equipment, capitalized software and patents, capitalized MIS equipment licenses and capitalized MIS conversion costs.

      "Balance Sheet Date" shall mean June 28, 1996.

      "Bio Clinic Business" shall mean that portion of Seller's business relating to the design, manufacture and distribution of patient support surfaces and therapeutic pillows using materials such as foam, fiber, gel, fluid or air therapy, through healthcare channels such as hospitals, nursing homes, medsurg distributors, home care dealers and drug stores.

      "Books and Records" shall mean (a) all records and lists of Seller pertaining to the Purchased Assets, Division Employees, the Business, (b) all product, business and marketing plans of Seller relating to the Business and (c) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller and relating to the Business, but excluding the originals of Seller's minute books, stock books and tax returns.

      "Business" shall mean that portion of Seller's business relating to the design, manufacture and distribution of therapeutic comfort products, primarily foam mattresses and pillows, to mass merchants, department stores, bed and bath specialty stores, discount stores and catalogues.

      "Carpenter Obligation" shall mean the yearly purchase obligation of Seller under that certain Purchase Agreement dated March 29, 1994 between Seller and Carpenter Co., a Virginia corporation, as amended by that certain First Amendment to Purchase Agreement dated May 13, 1996 between Seller and Carpenter Co.

      "Cash" shall mean all cash and cash equivalents in transit, on hand, and/or in banks of the Business.

      "Closing Date" shall mean the close of business on September 27, 1996, or such other date as may be mutually agreed upon in writing by the parties hereto, after each of the conditions specified in Articles VII and VIII have been fulfilled (or waived by the party entitled to waive that condition).

      "Closing Balance Sheet" shall mean a statement of net assets setting forth the Balance Sheet Assets, Trade Liabilities and Closing Net Worth of the Division as of the Closing Date, prepared in accordance with GAAP and in a manner consistent with the preparation of the Balance Sheet (subject to the GAAP exceptions set forth in the definition of Closing Net Worth).

      "Closing Net Worth" shall mean the Balance Sheet Assets less the Trade Liabilities, as determined pursuant to Section 3.3(a) hereof and listed on the Closing Balance Sheet; provided, however, that in determining the Closing Net Worth (A) the valuation reserves related to Accounts Receivable (including, without limitation, the allowance for doubtful accounts, and for past, present and future chargeback reserves and add-loading) shall in the aggregate be stipulated to be $3,572,000 (regardless of whether the appropriate reserves under GAAP would in fact he more or less than this amount), subject only to an appropriate additional reserve on the Closing Balance Sheet for approved mark-downs, as referenced in Section 4.20 of the Disclosure Schedule, and (B) no Prepaid Expense shall be included in the Closing Balance Sheet unless Buyer will actually realize the benefit thereof subsequent to the Closing Date. To the extent Seller determines that Accounts Receivable are doubtful or uncollectible, Seller will inform Buyer of such determination, provided that Seller shall not be obligated to write down or write off any uncollectible or doubtful Accounts Receivable, bad debts or the like through the Closing Date or on the Closing Balance Sheet (regardless of whether GAAP would require such write downs or write offs).

      "Closing Schedule" shall mean a schedule prepared by Seller in conjunction with the preparation of the Closing Balance Sheet and setting forth an itemized description, in reasonable detail, of the Balance Sheet Assets and the Trade Liabilities of the Division listed on the Closing Balance Sheet.

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      "Contracts" shall mean all the agreements and contracts and legally binding contractual rights relating primarily to the Business, including but not limited to such of the foregoing as are described on Schedule 4.7 (including those contracts described in Schedule 4.7 as contracts to be entered into between Seller and third parties after the date hereof but prior to the Closing Date, provided that such agreements are entered into in compliance with the terms hereof), but excluding the Leases.

      "Contract Rights" shall mean all of Seller's rights under the Contracts.

      "Disclosure Schedule" shall mean a schedule executed and delivered by Seller to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this

Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

      "Employee Plan" shall mean any "employee benefit plan" as defined in
Section 3(3) of ERISA, and any other severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock purchase agreements or policies, life insurance, scholarship or other employee benefit plan, program or arrangement maintained by Parent or Seller or to which Parent or Seller has any liability (contingent or otherwise) with respect to Division Employees.

      "Encumbrances" shall mean any mortgage, claim, lien, pledge, option, charge, easement, restriction, security interest, right-of-way, encumbrance or other rights of third parties.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "Excluded Assets" shall mean all of Seller's rights, title and interests in and to all properties, assets and rights not included in Purchased Assets, including those Purchased Assets listed in the Disclosure Schedule.

      "Facilities" shall mean the offices, plants and warehouses leased by Seller pursuant to the Leases.

      "Facility Leases" shall mean all of the Leases of Facilities.

      "Financial Statements" shall mean (i) the Balance Sheet, (ii) an unaudited statement of operations of the Division for the month of July 1996, previously delivered by Seller to Buyer, and (iii) an audited statement of operations of the Division for the fiscal year ending on the Balance Sheet Date.

      "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, vehicles, spare and maintenance parts, supplies, equipment, tooling, molds, patterns, dies, computers, hardware systems and all other tangible personal property owned by Seller, wherever located, and used in connection with the Business.

      "GAAP" shall mean United States generally accepted accounting principles.

      "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      "Inventory" shall mean all of Seller's inventory held for resale in connection with the Business, and all of Seller's raw materials, components, work in process, finished products, wrapping, supply and packaging items, samples and similar items with respect to the Business.

      "Key Employees" shall mean Barbara Skoog, Jimmy White, Jerry Williams, Ed Carr, Maria Humphrey, James Lewis, Molly Parker, Eileen Roller, Bruce Evans, James Graham, Marc Wiley and Chuck Horn.

      "Leasehold Estates" shall mean all of Seller's rights and obligations as lessee under the Leases.

      "Leasehold Improvements" shall mean all leasehold improvements situated in or on the Facilities and owned by Seller.

      "Leases" shall mean all of the existing leases with respect to the personal or real property of Seller described on Schedule 4.7 hereto.

      "Letters of Understanding" shall mean those letters of understanding described in Schedule 1.1 hereto.

      "Master Leases" shall mean (i) that certain Lease Agreement dated November 19, 1991 between S. Steven Selig III and Cathy Selig, f/k/a Cathy Selig Fine d/b/a S&C Properties (as lessor), Comfort Sleeper, Inc. (as lessee) and Cushman & Wakefield of Georgia, Inc. (as third party agent) and (ii) that certain Lease Agreement dated August 6, 1993 between Transcontinental Realty Investors, Inc. (as lessor) and Comfort Sleeper, Inc. (as lessee), as amended by amendments dated October 19, 1993, February 17, 1994, July 27, 1994 and December 15, 1995.

      "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders issued by, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, including but not limited to those listed or described on Schedule 4.14.

      "Post-Closing Financial Statements" shall mean an audited statement of net assets of the Division, with footnotes, as of June 30, 1995, and audited statements of operations of the Division for the fiscal years ending June 30, 1995 and June 29, 1994.

      "Prepaid Expenses" shall mean all prepaid expenses, costs, fees and deposits of Seller related to the Business.

      "Proprietary Rights" shall mean all registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of Seller's patents and copyrights and all pending applications therefor, and all other trademarks and other marks, trade names and other trade rights and all other trade secrets, designs, plans, specifications and other proprietary rights, owned or used by Seller primarily in the operation of the Business, whether or not registered, including but not limited to those listed or described on Schedule 4.17, but excluding any of the foregoing that may be subject to the License Agreement.

      "Purchased Assets" shall mean all of Seller's rights, title and interests in and to all of the properties, assets and rights used primarily in connection with the Business, including but not limited to the following:

            (a) all Cash, Accounts Receivable, Fixtures and Equipment, Prepaid Expenses and Inventory, in each case as described on the Closing Schedule;

            (b) all Contract Rights and rights under the Letters of Understanding;

            (c) all Leases, Leasehold Estates and Leasehold Improvements;

            (d) all Books and Records;

            (e) all Proprietary Rights;

            (f) all Permits necessary for the conduct of the Business or for the ownership and use of the Purchased Assets;

            (g) all computer software used in connection with the Business;

            (h) all available sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

            (i) all rights under or pursuant to all warranties, representations and guarantees made by manufacturers and suppliers relating to the Purchased Assets or services furnished to Seller pertaining to the Business or affecting the Purchased

      Assets, to the extent such warranties, representations and guarantees are assignable; and

            (j) all of Seller's rights to the name "Comfort Clinic."

provided, however, that in no event shall Purchased Assets be deemed to include the Excluded Assets.

      "Subleases" shall mean (i) that certain Commercial Lease Contract dated February 23, 1996 between Comfort Sleeper Inc. (as sublessor), Applied Components, Inc. (as sublessee) and John Hunsinger & Company (as third-party agent) and (ii) that certain Sublease Agreement between Bio Clinic Corporation (as sublessor) and K.O.K. Trading Co., Inc. (as sublessee).

      "To the knowledge of Seller" (or similar references to Seller's knowledge) shall mean the knowledge, after due inquiry, of senior management of Parent and Seller, Greg Szabo and the Key Employees.

      "Trade Liabilities" shall mean all trade payables (including intercompany payables) accrued in the ordinary course of business consistent with past practice and accrued expenses incurred by the Division in the ordinary course of its operation of the Business consistent with past practice to the extent such trade payables and accrued expenses are reflected on the Balance Sheet, the Closing Balance Sheet or the Closing Schedule.

      1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

      Term                                          Section
      ----                                          -------
      Acquisition Proposal                           12.12(a)
      Adjusted Purchase Price                         2.3
      Allocation                                      2.3
      Allocation Determination Date                   2.3
      Assumed Liabilities                             2.2

      Term                                         Section
      ----                                         -------
      Assumption Document                             3.2(g)
      Buyer's Lenders                                 5.3
      Closing                                         3.1

      Damages                                        10.2
      Determination Date                              3.3(b)
      Division                                        Recital
      Division Assessment                             9.7
      Division Employees                              9.4(a)
      Environmental Law                               4.22(b)
      Escrow Account                                  6.9
      Exclusivity Termination Date                   12.12(b)
      Hazardous Material                              4.22(b)
      Intended Net Worth                              3.3(c)
      KPMG                                            6.7
      License Agreement                               8.7
      Purchase Price                                  2.3
      Severance Documents                             9.4(b)
      Sunmed                                          9.8
      Tax                                             4.18
      Threshold Amount                               10.4
      Transferred Employees                           9.4(a)
      WARN                                            4.12(c)


                                  ARTICLE II

                          PURCHASE AND SALE OF ASSETS

      2.1 Transfer of Purchased Assets. Upon the terms and subject to the conditions contained herein, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Purchased Assets.

      2.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing Buyer will assume the Trade Liabilities, together with all liabilities arising out of or relating to events or occurrences happening after the Closing Date under the Contracts, Leases and Letters of Understanding which are assigned to Buyer on the Closing Date (collectively, the "Assumed Liabilities") and no other liabilities whatsoever, including, without limitation, the Carpenter Obligation.

      2.3 Purchase Price. At the Closing, upon the terms and subject to the conditions set forth herein and in addition to assuming the Assumed Liabilities, Buyer shall pay to Seller for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, the aggregate amount of Fourteen Million Dollars ($14,000,000) (the "Purchase Price"), subject to adjustment as provided in Section 3.3 (as adjusted, the "Adjusted Purchase Price"). Seller, Parent and buyer shall agree upon the allocation (the "Allocation") of the total purchase price for the Purchased Assets by the 90th day following the Closing (the "Allocation Determination Date"). In the event that Seller, Parent and Buyer shall be unable to agree upon the Allocation by the Allocation Determination Date, the Allocation shall be referred, within five days after the Allocation Determination Date, to a nationally recognized fnm of certified public accountants chosen by the certified public accountants of Seller and Buyer, who shall make a determination as to the Allocation within 30 days which shall be conclusive and binding upon the parties. Seller, Parent and Buyer agree to prepare and file all income tax returns (including, if applicable, Form 8594) in a manner consistent with the Allocation and will not in connection with the filing of such returns make any allocation which is contrary to the Allocation. Seller, Parent and Buyer agree to consult with each other with respect to all issues relating to such Allocation in connection with any tax audits, controversy or litigation. No party hereto shall take or agree to any position inconsistent with the Allocation in connection with any tax audit, controversy or litigation which would adversely affect the taxes of any other party hereto to any material extent without the prior written consent of such other party. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent the party which takes or agrees to such inconsistent position has indemnified the other party against the effects of such action.

                                  ARTICLE III

                           CLOSING: RELATED MATTERS

      3.1 Closing. The closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of Latham & Watkins, 650 Town Center Drive, Costa Mesa, California 92626-1925, unless the parties hereto otherwise agree.

      3.2 Conveyances at Closing. To effect the transfer and assumption described in Sections 2.1 and 2.2 hereof and the delivery of the consideration described in Section 2.3 hereof, Seller and Buyer shall, on the Closing Date, deliver the following:

            (a) Buyer shall deliver to Seller $13,500,000 of the Purchase Price by wire transfer of immediately available funds to an account designated by Seller, or, if Buyer waives the condition set forth in Section 8.11 hereof, Buyer shall deliver to Seller the entire Purchase Price;

            (b) Buyer shall deposit $500,000 into the Escrow Account, unless Buyer waives the condition set forth in Section 8.11 hereof;

            (c) Seller shall deliver to Buyer one or more bills of sale, in the form attached hereto as Exhibit A, conveying the Purchased Assets;

            (d) Seller shall deliver to Buyer Assignments of Lease in the form attached hereto as Exhibit B with respect to the Leases described on Exhibit F hereto;

            (e) Seller shall deliver to Buyer Assignments of Contract, each in the form of Exhibit C attached hereto, with respect to the Contract Rights;

            (f) with respect to the Proprietary Rights, Seller shall deliver to Buyer an Assignment in the form attached hereto as Exhibit D-1 and Seller shall cause Michael Rothbard to execute and deliver to Buyer an Assignment in the form of Exhibit D-2, each in recordable form to the extent necessary to assign such rights;

            (g) Buyer shall deliver to Seller an instrument of assumption substantially in the form attached hereto as Exhibit E, evidencing Buyer's assumption, pursuant to Section 2.2, of the Assumed Liabilities (the "Assumption Document");

            (h) Seller shall deliver to Buyer such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Purchased Assets in accordance with the provisions hereof;

            (i) Seller and Buyer shall each deliver all documents required to be delivered pursuant to Articles VII and VIII hereof and Section 6.9 hereof; and

            (j) All instruments and documents executed and delivered to Buyer pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Buyer. All instruments and documents executed and delivered to Seller pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Seller.

      3.3   Post-Closing Adjustment.

            (a) On the Closing Date, Seller shall undertake the preparation of the Closing Balance Sheet and the Closing Schedule, and Buyer shall provide Seller with access to such accounting and other personnel, computer systems, software, work papers, documents and information as is necessary in connection therewith. Seller shall prepare and deliver to Buyer the Closing Balance Sheet and the Closing Schedule within 45 days after the Closing Date. The Closing Schedule, the Closing Balance Sheet and Seller's determination of Closing Net Worth shall be subject to verification by Buyer within 45 days after the date of delivery of the Closing Balance Sheet and the Closing Schedule to Buyer. Within such 45- day period, Buyer shall notify Seller of any' dispute with respect to the Closing Balance Sheet, the determination of Closing Net Worth set forth therein or the Closing Schedule. Any such dispute which cannot be resolved after good faith negotiations within 30 days after the date of expiration of the foregoing 45-day period shall be referred to a nationally recognized firm of certified public accountants chosen by the certified public accountants of Seller and Buyer, whose determination on such matters, which shall be made as promptly as practicable, shall be final and binding on the parties and whose fees and expenses shall be shared equally by the parties. (b) For purposes of this Agreement, (i) the Closing Net Worth shall be reflected on the Closing Balance Sheet, as modified by resolution of Seller and Buyer or by the aforesaid independent accounting firm, or, if Buyer fails to notify Seller of any disputed items within the prescribed 45-day period, the Closing Balance Sheet delivered to Buyer, and (ii) the Cash, Accounts Receivable, Fixtures and Equipment, Prepaid Expenses and Inventory acquired by Buyer pursuant to this Agreement shall be the items described in the Closing Schedule, as modified by resolution of Seller and Buyer or by the aforesaid independent accounting firm, or, if Buyer fails to notify Seller of any disputed items within the prescribed 45-day period, the Closing Schedule delivered to Buyer. The date that the Closing Balance Sheet and the Closing Schedule are finally established pursuant to the foregoing procedures shall hereinafter be referred to as the "Determination Date."

            (b) If the Closing Net Worth is determined to be more than $25,000 less than Nine Million Twenty-One Thousand Dollars ($9,021,000) (the "Intended Net Worth"), Seller shall pay to Buyer the entire amount of the difference between the Closing Net Worth and the Intended Net Worth within ten business days after the Determination Date. If the Closing Net Worth is determined 1.0 be more than $25,000 greater than the Intended Net Worth, Buyer shall pay to Seller the entire amount of the difference between the Closing Net Worth and the Intended Net Worth within ten business days after the Determination Date. Any payments made under this Section 3.3(c) shall be accompanied by interest thereon at the prime rate of interest announced in the Wall Street Journal on the Determination Date.

                                  ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

      Each of Seller and Parent, jointly and severally, represent and warrant to Buyer as follows:

      4.1 Organization of Parent. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to enter into and perform its obligations under this Agreement.

      4.2 Organization of Seller. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Seller is in good standing and duly qualified to conduct business as a foreign corporation in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of the Business or of the ownership of the Purchased Assets. Seller is in good standing and duly qualified to conduct business as a foreign corporation in California, Georgia and New York.

      4.3 Authorization. This Agreement has been duly authorized, executed and delivered by each of Parent and Seller and is a legally valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or inequity).

      4.4 Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not been any:

            (a) change in the Division's condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects, except for changes contemplated hereby;

            (b) except for normal periodic increases in the ordinary course of business consistent with past practice (not to exceed 2.5% per annum), increase in the compensation payable or to become payable to any of the Division Employees whose total compensation for services rendered to the Division is currently at an annual rate of more than $25,000;

            (c) sale, assignment or transfer of any assets or properties which would have been included in the Purchased Assets, material singly or in the aggregate, other than sales of Inventory in the ordinary course of business consistent with past practice and other than the sale, assignment, transfer, mortgage, pledge or other Encumbrance of accounts receivable of the Division in connection with the Division's factoring of accounts receivable in the ordinary course of business consistent with past practice;

            (d) cancellation of any indebtedness or waiver of any rights of substantial value to the Division, whether or not in the ordinary course of business consistent with past practice;

            (e) amendment, cancellation or termination of any Contract, license or Lease;

            (f) capital expenditure by the Division involving payments in excess of $50,000 in the aggregate;

            (g) failure to repay any material liability of the Division;

            (h) change in accounting methods or practices employed by the Division;

            (i) damage, destruction or loss (whether or not covered by insurance) adversely affecting the Purchased Assets, the Business or the prospects of the Division;

            (j) mortgage, pledge or other encumbrance of any of the Purchased Assets, other than the sale, assignment, transfer, mortgage, pledge or other Encumbrances of accounts receivable of the Division in connection with the Division's factoring of accounts receivable in the ordinary course of business consistent with past practice;

            (k) any liabilities not otherwise disclosed pursuant hereto incurred by the Division involving $25,000 or more other than in the ordinary course of business consistent with past practice; or

            (l) agreement by Seller to do any of the foregoing.

      4.5 Title to Assets. Etc. Seller has, and following the Closing, Buyer will have, good, valid and marketable fee simple title to the Purchased Assets free and clear of all title defects or objections or other Encumbrances, except for minor liens which in the aggregate are not substantial in amount, do not materially detract from the value of the properties or assets subject thereto or interfere with the present use and have not arisen other than in the ordinary course of business consistent with past practice. To the knowledge of Seller, there are no pending or threatened condemnation proceedings relating to any of the Facilities.

      4.6 Condition of Assets. All of the Purchased Assets are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules, regulations and Permits. The Purchased Assets constitute all assets and rights necessary to operate the Business as currently conducted. No person other than Seller owns any equipment or other tangible assets or properties situated on the Facilities or necessary to the operation of the Business, except for items leased pursuant to the Leases.

      4.7 Contracts and Leases. The Contracts and Leases listed on Schedule 4.7 hereto constitute all of the contracts, leases, agreements, commitments or arrangements, whether written or oral, necessary for the operation of the Business as currently conducted. Each Contract and Lease is valid and enforceable in accordance with its terms. Seller is, and to Seller's knowledge all other parties thereto are, in compliance with the provisions thereof. Seller is not, and to Seller's knowledge no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Except as listed on Schedule 4.7, no Contract or Lease requires the consent of any party to its assignment in connection with the transactions contemplated hereby. Seller has delivered to Buyer true and complete copies of all Contracts, Leases and Letters of Understanding.

      4.8 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of either Seller or Parent, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, Encumbrance, commitment, license, franchise, permit, authorization or concession to which Seller or Parent is a party or by which the Purchased Assets are bound (c) a violation by Seller or Parent of any law, statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or (d) an imposition of any material Encumbrance on the Business or on any of the Purchased Assets.

      4.9 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Parent or Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than the filings required under the HSR Act.

      4.10 Financial Statements. The Financial Statements, when delivered to Buyer, will be complete, in accordance with the books and records of the Division, and will accurately reflect in all material respects the assets, liabilities, financial condition and results of operations indicated thereby in accordance with GAAP consistently applied, and will contain and reflect all necessary adjustments for a fair representation of the Financial Statements as of the date and for the period covered thereby (subject to the GAAP exceptions set forth in the definition of Closing Net Worth).

      4.11 Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute (other than routine grievance procedures or routine, uncontested claims for benefits under any benefit plans covering employees of Seller), arbitral action or investigation pending or, to the knowledge of Seller, threatened or anticipated against Seller that could reasonably be expected to adversely affect the Division or the transactions contemplated by this Agreement.

      4.12  Labor Matters.

            (a) Neither Parent nor any affiliate of Parent has, since December 31, 1995, solicited for employment any of the Division Employees. None of Richard Chandler, Ted Tarbet, John Radak, Steven Jaye or Roberta Baade has been notified that any Division Employee material to the Business will terminate his or her employment with the Division as a result of the consummation of the transactions contemplated by this Agreement.

            (b) With respect to the Division Employees, Seller is not a party to any labor or collective bargaining agreement with any labor organization, group or association and there are no collective bargaining agreements which pertain to Division Employees, and, to the knowledge of Seller, there is no organizational effort currently being made or threatened by or on behalf of any labor union with respect to any of the Division Employees.

            (c) Seller is in material compliance with all applicable laws, regulations and orders relating to employment of the Division Employees, including all such laws, regulations and orders relating to wages, hours, Worker Adjustment and Retraining Notification Act, as amended, and any state or local plant closing laws ("WARN"), civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

            (d) There is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board or any other governmental agency, nor any other complaints, charges or claims against Seller pending, or to the knowledge of Seller, threatened before any public or governmental agency, arbitrator or court arising out of or based on or relating to the employment or termination of employment by Seller of any Division Employee.

            (e) There has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Division within the six (6) months prior to the date of this Agreement and Seller does not intend to take any action which would trigger notification under WARN as of the Closing.

      4.13 Liabilities. With respect to the conduct of the Business, Seller has no liabilities or obligations (absolute, accrued, contingent or otherwise) except (a) liabilities which are reflected and reserved against on the Balance Sheet, (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, and (c) liabilities arising under Contracts described in Schedule 4.7.

      4.14 Compliance with Law: Permits. The conduct of the Business is in compliance with all applicable laws, statutes, ordinances and regulations, whether federal, state or local. Seller has not received any written notice to the effect that, or otherwise been advised that, the Business is not in compliance with any of such statutes, regulations, orders, ordinances or other laws. Seller owns, holds, possesses, or lawfully uses in the operation of its business all Permits which are in any manner necessary for it to conduct the Business as now or previously conducted or for the ownership and use of the Purchased Assets, free and clear of all Encumbrances and in compliance with all laws, statutes, ordinances and regulations. All such Permits are described on
Schedule 4.14. Seller is not in default, nor has it received any notice of any claim of default, with respect to such Permits. All such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Permits will be adversely affected by consummation of the transactions contemplated hereby and none of such Permits requires the consent of any governmental authority in connection with the transactions contemplated hereby. No stockholder, director, officer, employee, or former employee of Seller of any affiliate of Seller, or any other person, firm, or corporation owns or has any proprietary, financial, or other interest (direct or indirect) in any Permits which the Seller owns, possesses, or uses in the operation of the Business as now or previously conducted.

      4.15 No Brokers. Except for NewCap Partners, Inc., (whose fee will be borne solely by Seller), neither Parent, Seller nor any affiliate of either of them has entered into any contract, agreement, arrangement or understanding with any person or firm which will result in the obligation of Seller or Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

      4.16 No Other Agreements to Sell the Assets. Neither Parent nor Seller has any legal obligation, absolute or contingent, to any other person or firm to sell any of the Purchased Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of Inventory and other than obligations arising out of the Division's factoring of accounts receivable in the ordinary course of business consistent with past practice.

      4.17 Proprietary Rights. The Proprietary Rights listed in Schedule 4.17 or covered by the License Agreement are all those used in the Business. Seller owns the entire right, title and interest in and to the Proprietary Rights and to the patents and trademarks covered by the License Agreement. The License Agreement and all letters patent, registrations and certificates issued by any governmental authority relating to any of the Proprietary Rights are valid and subsisting and have been properly maintained, and neither Seller, nor to the knowledge of Seller, any other person or entity is in default or violation thereunder. Seller's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceedings have been instituted against or notices received by Seller that are presently outstanding alleging that the Seller's use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to the Proprietary Rights.

      4.18 Taxes. No security interests have been imposed upon or asserted against any of the Purchased Assets or other assets of Seller as a result of or in connection with any failure, or alleged failure, to pay any Tax. For purposes of this Agreement, the term "Tax" shall mean all federal, state, local, or foreign income, payroll, Medicare, withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, stamp, transfer, workers' compensation, severance, windfall profits, environmental (including taxes under Section 59A of the Code), or other tax of the same or of a similar nature, including any interest, penalty or addition thereto, whether disputed or not.

      4.19 Accounts Receivable. The Accounts Receivable reflected in the Balance Sheet, and all Accounts Receivable arising since the Balance Sheet Date, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave nse to said accounts were delivered or performed in accordance with the applicable orders, contracts or customer requirements. Said Accounts Receivable are subject to no defenses, counterclaims or rights of setoff and are collectible in the ordinary course of business without cost, other than factoring costs, to Buyer in collection efforts therefor except, in the case of Accounts Receivable shown on the Balance Sheet, to the extent of the appropriate reserves set forth on the Balance Sheet, and, in the case of Accounts Receivable arising since the Balance Sheet Date, to a reasonable allowance for bad debts consistent with the normal historical collection experience of the Division.

      4.20 Inventories. The value at which the Inventory is shown on the Balance Sheet has been determined in accordance with the normal valuation policy of the Division, consistently applied and in accordance with GAAP. The Inventory (and items of Inventory acquired or manufactured subsequent to the Balance Sheet
Date) consist only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided, and the present quantities of Inventory are reasonable in the present circumstances of the Business. Except as provided in the preceding sentence, all of the Inventory is valued at the lower of cost or market and is not subject to any write-down or write-off. Seller is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers.

      4.21 Customers and Suppliers. The Disclosure Schedule contains a complete and accurate list of (i) the 20 largest customers of the Division in terms of sales during each of the Division's last two fiscal years, in each case showing the approximate total sales by the Division to each such customer during such fiscal year, and (ii) the 10 largest suppliers of the Division in terms of purchases during the Division's last fiscal year, showing the approximate total purchases by the Division from each such supplier during such fiscal year. Since December 31, 1995, there has been no adverse change in the business relationship of the Division with any customer or supplier named in the Disclosure Schedule which is material to the business or financial condition of the Division and Seller has not received notice from any of its customers that such customers intend to terminate their relationship with Seller as a result of the transactions contemplated by this Agreement.

      4.22  Compliance With Legislation Relating to Environmental Quality.

            (a) There are no Hazardous Materials (as defined in Section 4.22(b) hereof) being stored or otherwise used at any of the Facilities except in compliance with applicable laws, and, to knowledge of Seller, there are no Hazardous Materials under any of the Facilities. The Facilities and the operations thereon are and have been maintained in compliance with all Environmental Laws (as defined in Section 4.22(b) hereof). With respect to the Facilities, there are no judicial or administrative proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller or any of the Facilities alleging the violation of or seeking to impose liability pursuant to any Environmental Law and Seller has not received any written notice from any governmental body or other person claiming any violation of or alleging liability pursuant to any Environmental Laws in connection with the Facilities or the operation of the Division. There are no facts, circumstances or conditions relating to, arising from associated with or attributable to any Facilities that are reasonably likely to give rise to or result in Seller incurring liability under Environmental Laws. Seller has provided Buyer with copies of all environmentally related audits, assessments, studies, reports, analyses, and results of investigations of any Facilities that are in the possession, custody or control of Parent or Seller.

            (b) For purposes of this Agreement, "Environmental Law" shall mean any applicable federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, restriction, license, permit or other legal requirement relating to the environment, natural resources, or public or employee health and safety, and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C.
Section 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. The term "Hazardous Materials" means any substance, material or waste which is regulated by any governmental authority or the United States or other national government, including, without limitation, any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste," or "toxic substance" under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

      4.23 Real Property Matters. All of the Leasehold Improvements are in a condition and repair sufficient for the operation and conduct of the Division's business in the normal and ordinary course of business consistent with past practice. The Facilities are properly zoned for their present use under applicable zoning ordinances, and there are no pending or, to the knowledge of Seller, threatened actions or proceedings which could result in a modification or termination of such zoning.

      4.24 Warranties and Product Related Claims. Except as set forth in Disclosure Schedule, there are no express warranties or guarantees made by Seller to third parties with respect to any products manufactured or sold by the Division in connection with the operation of the Business.

      4.25 Interest in Competitors. Suppliers. Customers. etc. Except for ownership of up to one percent of any publicly traded equity securities, none of Parent or Seller, any affiliate of Parent or Seller, or any officer or director of Parent, Seller or such affiliate (i) owns, directly or indirectly, any ownership interest in, (ii) serves as a director, officer, agent, employee, advisor, consultant, or m any other capacity for, or (iii) has loaned money to or borrowed money from, any competitor, supplier or customer of the Division.

      4.26 Disclosure. No representation or warranty by Parent or Seller contained in this Agreement, and no statement contained in any document (including without limitation the Financial Statements, the closing documents delivered pursuant to Article III and the Disclosure Schedule), list, certificate or other instrument furnished or to be furnished by or on behalf of Parent, Seller or any of their affiliates to Buyer or any of Buyer's representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Neither Parent nor Seller has failed to disclose to Buyer any fact which would reasonably be determined to have a material adverse effect on the business, financial condition, results of operations or prospects of the Division, or which is otherwise material to the Business.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to each of Parent and Seller as follows:

      5.1 Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and perform its obligations under this Agreement.

      5.2 Authorization. This Agreement has been duly authorized, executed and delivered by Buyer and is a legally valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity).

      5.3 Consents and Approvals. Except for the consent of Texas Commerce Bank National Association and the several financial institutions ("Buyer's Lenders") party to that certain Credit Agreement dated as of August 29, 1995, by and among Buyer and Buyer's Lenders and the filings required under the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any United States federal or state governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

      5.4 No Brokers. Neither Buyer nor any affiliate of Buyer has entered into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Parent or Seller to pay any Finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

      5.5 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party or (c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award.

      5.6 Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation pending or, to the knowledge of Buyer, threatened or anticipated against, relating to or affecting the transactions contemplated by this Agreement.

      5.7 Disclosure. No representation or warranty by Buyer contained in this Agreement, and no statement contained in any document (including without limitation the documents delivered pursuant to Article III), list, certificate or other instrument furnished or to be furnished by or on behalf of Buyer to Seller or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.


                                  ARTICLE VI

      ACTIONS BY PARENT. SELLER AND BUYER PRIOR TO THE CLOSING

            Parent, Seller and Buyer covenant as follows for the period from the date hereof through the Closing Date:

      6.1 Maintenance of Business. Seller will cause the Division to carry on its business in the ordinary course consistent with past practice.

      6.2 Certain Prohibited Transactions. Except as Buyer shall otherwise agree in writing, Seller will not:

            (a) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm or corporation, except to the extent that such actions do not adversely affect the business or financial condition of the Division;

            (b) mortgage, pledge or otherwise encumber any of the Purchased Assets or sell, transfer or otherwise dispose of any of the Purchased Assets, or cancel, release or assign any indebtedness owed to it or any claims held by it except in the ordinary course of business consistent with past practice;

            (c) terminate any Contract or Lease or make any material change in the terms thereof, other than in the ordinary course of business consistent with past practice;

            (d) make any change in financial accounting principles or practices employed by the Division unless required by GAAP or applicable law (subject to the GAAP exceptions set forth in the definition of Closing Net Worth);

            (e) increase the compensation payable or to become payable by Seller to any Division Employee, create any new or increase the coverage or benefits available under any, severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation arrangement made to, for, or with any Division Employee, or enter into or amend any employment, deferred compensation, severance, consulting or similar agreement with any Division Employee, except as may be required under termination agreements in effect on the date of this Agreement;

            (f) permit the Division to make capital expenditures involving payments in excess of $50,000 in the aggregate, except with respect to MIS software or equipment which shall not exceed $25,000 in the aggregate;

            (g) permit the Division to make pricing allowances or discounts with respect to the sale of Inventory except in the ordinary course of business consistent with past practice; or

            (h) do any other act or omit to do any act which would cause any representation or warranty of Parent or Seller in this Agreement to be or become untrue rn any material respect.

      6.3 Certain Affirmative Actions. Except as Buyer shall otherwise agree in writing, Seller will:

            (a) carry on the business of the Division in the usual, regular and ordinary course as presently conducted and consistent with past practice, and keep the business of the Division intact;

            (b) use its best efforts to keep available the services of the Division Employees;

            (c) use its best efforts to maintain the goodwill associated with the Business, including but not limited to preserving the relationships of customers, suppliers and others having business dealings with the Division;

            (d) maintain the Purchased Assets in good condition, maintain supplies and inventories related to the Business in quantities consistent with the customary practice of the Division and maintain all of the Proprietary Rights;

            (e) cause the working capital of the Division to be maintained at a level consistent with past practice; and

            (f) maintain insurance policies with respect to the Business that are sufficient for material compliance with all requirements of law and of all agreements relating to the Business to which Seller is a party or by which Seller is bound.

      6.4 Investigation by Buyer. Seller shall continue to allow Buyer during regular business hours through Buyer's employees, agents and representatives, to make such investigation of the business, properties, books and records of the Division, and to conduct such examination of the condition of the Division, including, but not limited to the Facilities, as Buyer deems necessary or advisable to familiarize itself with such business, properties, books, records, condition and other matters, and to verify the representations and warranties of Parent and Seller hereunder; provided, however, that any information obtained from Seller is subject to the confidentiality provisions contained in Section
12.11 hereof.

      6.5 Consents and Best Efforts. No later than August 30, 1996, Buyer and Seller shall make or cause to be made all filings required under the HSR Act. Buyer and Seller agree that any filing fee required to be paid in connection with any filing under the HSR Act shall be paid one-half by Buyer and one-half by Seller. Seller will, as soon as possible, commence taking all action required to obtain all consents, approvals and agreements of, and to give all notices and make all other filings with, any third parties, including governmental authorities, necessary to authorize, approve or permit the transactions contemplated hereby, and Buyer shall cooperate with Seller with respect thereto. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties' obligations hereunder; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it or any of its affiliates.

      6.6 Notification of Certain Matters. Parent or Seller, as the case may be, shall give prompt notice to Buyer, and Buyer shall give prompt notice to Parent and Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate m any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of Parent, Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy the same; provided, however, that such notice shall not operate to cure any breach of any representations, warranties, covenants, conditions or agreements made in this Agreement or any Exhibits or Schedules referred to herein or attached hereto.

      6.7 Certain Financial Statements. Seller will in good faith use its diligent best efforts to (i) cause the Balance Sheet to be prepared and delivered to Buyer within seven days after the date hereof, (ii) prepare and deliver to KPMG Peat Marwick LLP ("KPMG") as soon as practicable after the date hereof the Post-Closing Financial Statements in audited form, together with supporting documentation sufficient to permit KPMG to audit such financial statements within 60 days after the Closing Date, and (iii) cause an unaudited statement of operations of the Division for the fiscal year ending on the Balance Sheet Date to be prepared and delivered to Buyer on or prior to the Closing Date.

      6.8 Information Regarding Permits. Within 10 days after the date hereof, Seller will deliver to Buyer sufficient information to enable Buyer to apply for the licenses and permits described in Schedule 4.14.

      6.9 Escrow Agreement. On the Closing Date, Buyer and Seller shall enter into an escrow agreement with mutually agreeable terms pursuant to which $500,000 of the Purchase Price shall be deposited by Buyer into an escrow account (the "Escrow Account") to secure Seller's obligation to deliver the Post-Closing Financial Statements and an audited statement of operations of the Division for the fiscal year ending on the Balance Sheet Date pursuant to
Section 9.6 hereof.


                                  ARTICLE VII

            CONDITIONS TO PARENT'S AND SELLER'S OBLIGATIONS

      The obligations of Parent and Seller to consummate the transactions contemplated hereby is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

      7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing

Date. There shall be delivered to Seller a certificate (signed by the President or a Vice President of Buyer) to the foregoing effect.

      7.2 Consents. All consents, approvals and waivers from governmental authorities and from the third parties described on Exhibit F hereto necessary to permit Seller to transfer the Purchased Assets and to permit Buyer to assume the Assumed Liabilities shall have been obtained.

      7.3 No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which Parent or Seller determines in good faith is reasonably likely to materially and adversely affect Parent, Seller or the Division if the transactions contemplated hereby are consummated.

      7.4 Certificates. Buyer will furnish Seller with such certificates of its officers, directors and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

      7.5 Corporate Documents. Seller shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement and the transactions contemplated hereby, certified by Buyer's corporate secretary.

      7.6 HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

      7.7 Resale Certificate. Seller shall have received from Buyer resale certificates regarding Buyer's intended resale of the Inventory in a form mutually agreeable to Buyer and Seller.

      7.8 Other Documents. Seller shall have received from Buyer each of the items to be delivered by Buyer pursuant to Section 3.2 hereof and such additional information and materials as Seller shall reasonably request.

                                 ARTICLE VIII

                       CONDITIONS TO BUYER'S OBLIGATIONS

      The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

      8.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Seller shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. There shall be delivered to Buyer a certificate (signed by the President or a Vice President of Seller) to the foregoing effect.

      8.2 Consents. All consents, approvals and waivers from governmental authorities and from the third parties described on Exhibit F hereto necessary to permit Seller to transfer the Purchased Assets and to permit Buyer to assume the Assumed Liabilities shall have been obtained, and Buyer shall have obtained the consent of Buyer's Lenders.

      8.3 No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which the Buyer determines in good faith may materially and adversely affect the Buyer if the transactions contemplated hereby are consummated.

      8.4 Certificates. Seller shall furnish Buyer with such certificates of the officers of Seller to evidence compliance with the conditions set forth in this
Article VIII as may be reasonably requested by Buyer.

      8.5 Corporate Documents. Buyer shall have received from Parent and Seller resolutions adopted by the board of directors of Parent and Seller approving this Agreement and the transactions contemplated hereby, certified by the respective corporate secretaries of Parent and Seller.

      8.6 HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

      8.7 License Agreement. Seller and Buyer shall have entered into a license agreement (the "License Agreement") substantially in the form attached hereto as Exhibit G.

      8.8 Books and Records. On the Closing Date, Seller will deliver to Buyer all Books and Records.

      8.9 Balance Sheet. Buyer shall have received from Seller the Balance
Sheet.

      8.10 Escrow Agreement. Subject to Section 8.11 below, Buyer and Seller shall have entered into an escrow agreement with mutually agreeable terms pursuant to which $500,000 of the Purchase Price shall be deposited by Buyer into the Escrow Account on the Closing Date to secure Seller's obligation to deliver the Post-Closing Financial Statements pursuant to Section 9.6 hereof.

      8.11 Certain Financial Information. The Post-Closing Financial Statements in unaudited form shall have been prepared by Seller and delivered to KPMG with supporting documentation sufficient to permit KPMG to audit such financial statements within 60 days after the Closing Date, and Seller shall have delivered to Buyer the Financial Statements; provided, however, that in the event that Buyer waives this condition to Closing, the Escrow Account shall not be funded and Buyer shall hold Seller and Parent harmless for any loss suffered by Buyer as a result of the Post-Closing Financial Statements not being delivered.

      8.12 Other Documents. Buyer shall have received from Seller each of the items to be delivered by Seller pursuant to Section 3.2 hereof and such additional information and materials as Buyer shall reasonably request.


                                  ARTICLE IX

                   ACTIONS BY THE PARTIES AFTER THE CLOSING

      9.1   Books and Records; Cooperation.

            (a) Parent, Seller and Buyer agree that so long as any Books and Records, to the extent that they pertain to the operations of the Division prior to the Closing Date, remain in existence and available, each party (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for any proper purpose. Each of Seller and Buyer agree to preserve all Books and Records possessed by such party relating to the operations of the Division prior to the Closing Date until the fifth anniversary of the Closing Date; provided, however, that after the fifth anniversary of the Closing Date, neither party shall destroy or otherwise dispose of such Books and Records without first notifying the other party and giving such party the opportunity to receive or copy (at the other party's own expense) such Books and Records. All information received or copied pursuant to this Section 9.1(a) shall be subject to the terms of the confidentiality provisions contained in
Section 12.11 hereof.

            (b) Parent, Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any tax return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such tax return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Parent, Seller and Buyer shall each retain copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such tax returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records except as set forth in Section 9.1(a) hereof.

            (c) If Buyer requests, Seller and Parent will fully cooperate with Buyer and its counsel with respect to any filings with the Securities and Exchange Commission relating to, or resulting from, the transactions relating hereto. Such cooperation shall include the furnishing of all financial statements and other information as Buyer shall reasonably determine as necessary or appropriate for inclusion in any such filing. Except with respect to costs, fees and expenses incurred in connection with the audit of the Post Closing Financial Statements, which shall be paid in accordance with Section 9.6 hereof, Buyer shall promptly pay all costs, fees and expenses reasonably incurred by Parent or Seller in connection with any action taken by Parent or Seller pursuant to or as contemplated by this Section 9.1(c).

      9.2 Further Assurances. On and after the Closing Date, Parent, Seller and Buyer will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including without limitation, putting Buyer in possession and operating control of the Business.

      9.3 Payments Received. Seller and Buyer each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, and will account to the other for all such receipts. From and after the Closing, Buyer shall have the right and authority to endorse the name of Seller on any check or any other evidences of indebtedness received by Buyer on account of the Business and the Purchased Assets transferred to Buyer hereunder. In the event that Buyer receives a check on account of the Excluded Assets, Buyer shall promptly deliver the check to Seller.

      9.4   Employees.

            (a) The Disclosure Schedule identifies all employees of the Division who are actively employed by the Division as of the date of this Agreement by name, location, title or function, current base salary or hourly wage, date of hire and social security number (the "Division Employees"). Effective as of the Closing Date, Buyer shall extend offers of employment to all Division Employees except those set forth on Exhibit H hereto, and such offers of employment shall be at the salary or hourly wage specified on the updated Disclosure Schedule and shall provide for substantially similar employee benefits in the aggregate as those provided to similarly situated employees of the Buyer. All employees who accept such offers of employment are hereinafter referred to as the "Transferred Employees." Seller shall cooperate with and use its commercially reasonable efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with those individuals offered employment under this Section 9.4(a). Until the second anniversary of the Closing Date, neither Parent, Seller nor any affiliate of either of them shall solicit for employment any Transferred Employee; provided, however, that Parent and Seller may solicit any such Transferred Employee (i) who has been terminated by Buyer or (ii) who has voluntarily terminated his or her employment with Buyer, but only after six months have passed since the date of such termination.

            (b) Seller shall be solely responsible for any liability, claim or expense with respect to employment, termination of employment, compensation or employee benefits of any nature (including, but not limited to, the benefits provided under any Employee Plans covering Division Employees) owed to any employee or former employee of the Division (or the beneficiary of any employee or former employee) whether or not such employee or former employee becomes a Transferred Employee, that arises out of or relates to the employment relationship between the Division and any such employee or former employee, or the termination thereof, prior to or on the Closing Date. Buyer shall not continue or assume any employee benefit plan or program of Parent or Seller (including, but not limited to the Employee Plans), and Buyer shall not be responsible for and Seller shall fully indemnify Buyer against any obligation or liability thereunder; provided, however, that except with respect to Key Employees set forth on Exhibit H hereto, Buyer shall assume the severance obligations of Parent to the those Key Employees accepting Buyer's offers of employment made pursuant to Section 9.4(a), as described in the memoranda and letters attached hereto as Exhibit I (the "Severance Documents"); provided further that Buyer shall pay severance to Transferred Employees (other than Key Employees) in accordance with Section 9.4(d) hereof.

            (c) For purposes of eligibility in any employee benefit plan of Buyer for which a Transferred Employee otherwise becomes eligible, such Transferred Employee shall be given credit under such plan for all service rendered prior to the Closing Date with Seller for all purposes other than benefit accrual. In addition, all pre-existing condition provisions contained in any health or dental benefit plan of the Buyer for which a Transferred Employee otherwise becomes eligible shall be waived to the extent possible.

            (d) Nothing contained in this Agreement shall confer upon any Division Employee any right with respect to employment by Buyer, nor shall anything herein interfere with the right of Buyer, following any employment of any Transferred Employee, to terminate the employment of any such Transferred Employee at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of any such Transferred Employee; provided, however, that in the event that Buyer terminates a Transferred Employee (other than a Key Employee) without cause within the first 12 months after the Closing Date, Buyer shall be obligated to provide such Transferred Employee with 30 days notice of termination and a severance payment equal to one week's pay for each year such Transferred Employee had been employed by Seller; provided further in the event that Buyer terminates a Key Employee without cause within the first 12 months after the Closing Date, Buyer shall be obligated to make severance payments to such Key Employee pursuant to the terms and conditions of the Severance Documents.

            (e) Except with respect to the rights of Transferred Employees in certain circumstances to severance payments as set forth in Sections 9.4(b) and 9.4(d) above, no provision of this Agreement shall create any third party beneficiary rights in any Division Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Division Employee by Buyer or under any benefit plan which Buyer may maintain.

      9.5 Consents to Assignment. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract, Lease or Permit, or any claim, right, benefit or obligation arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a default thereof or in any way adversely affect the rights or obligations of Buyer or Seller thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights or obligations thereunder so that Buyer would not receive all such rights or Seller would be subjected to additional obligations, Seller and Buyer will cooperate, in all reasonable respects, so that Buyer will receive the benefits and assume the obligations under any such Contract, Lease or Permit. Such cooperation shall include, without limitation, Seller's enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the default or cancellation by such third party or otherwise.

      9.6 Post-Closing Financial Statements. Seller will use its good faith and diligent best efforts to cause KPMG to deliver to Buyer within 60 days after the Closing Date the Post-Closing Financial Statements. Seller and Buyer shall each pay one-half of all fees and expenses relating to the audit of the Post-Closing Financial Statements.

      9.7 Summed Sublease. Upon written notice from Buyer, Seller agrees to cause Summed Service, Inc., a Delaware corporation ("Summed") to agree to terminate that certain Sublease dated April 15, 1996 between Seller and Summed, as amended, and to vacate the leased premises within 90 days.


                                   ARTICLE X

                                INDEMNIFICATION

      10.1 Survival of Representations, Etc. Except as to (i) the representations and warranties contained in Section 4.22 relating to environmental issues, which shall survive the Closing until the expiration of three (3) years from the Closing Date, (ii) the representations and warranties contained in Section 4.5 relating to title to assets, which shall survive the Closing and remain in effect indefinitely, and (iii) the representations and warranties contained in Section 4.18 relating to tax matters, which shall survive the Closing until 60 days after the expiration of the last day on which any Tax may be validly assessed by the Internal Revenue Service or any other governmental authority against the Purchased Assets or the Business with respect to circumstances or transactions on or prior to the Closing Date, the representations and warranties of Seller and Buyer contained herein or in any list, certificate, or other instrument furnished by or on behalf of Seller or Buyer pursuant hereto, shall survive until March 31, 1998, without regard to any investigation made by any of the parties hereto.

      10.2 Indemnification. Parent and Seller shall jointly and severally indemnify Buyer against, and hold Buyer harmless from, any damage, claim, liability or expense, including without limitation, interest, penalties and reasonable attorneys' fees (collectively, "Damages"), arising out of (i) the breach of any warranty, representation, covenant or agreement of Parent and/or Seller contained in this Agreement, or in any list, certificate, or other instrument furnished by or on behalf of Parent or Seller pursuant hereto (ii) any Taxes with respect to the Business or Seller for all periods, or portions thereof, on or prior to the Closing Date, and the transfer from Seller to Buyer of the Purchased Assets, (iii) any Employee Plan, except with respect to the severance obligations described in Section 9.4 hereof, (iv) any failure to comply with any "bulk sales" laws applicable to the transactions contemplated hereby, (v) the conduct of the Business or any portion thereof or the use or ownership of any of the Purchased Assets prior to or on the Closing Date (other than the Assumed Liabilities), (vi) any liabilities with respect to Seller or the Business not expressly assumed herein, including, without limitation, any liabilities or obligations arising from or under any Environmental Law with respect to Seller, its affiliates and the Business prior to or on the Closing Date, (vii) any Damages arising out of any claim, suit, litigation, proceeding, criminal prosecution, or any governmental audit, inquiry or investigation related to the accounting irregularities of Seller, including the Division, previously investigated by Parent and currently under investigation by the Securities Exchange Commission, (viii) the amount, if any, by which the total rent paid by Buyer under any Master Lease for the period from the Closing Date through the date of termination of such Master Lease exceeds the total rent paid to Buyer under the respective Sublease relating to such Master Lease for the period from the Closing Date through the date of termination of such Master Lease, and (ix) any claim made in connection with the Division's use of software purchased from Universal Information Systems. Buyer shall indemnify and hold each of Parent and Seller harmless from any Damages arising out of the breach of any warranty, representation, covenant or agreement of Buyer contained in this Agreement, or in any list, certificate, or other instrument furnished by or on behalf of Parent or Seller pursuant hereto. Any payment pursuant to this Article X shall be treated as an adjustment of the Purchase Price.

      10.3 Indemnification Procedures. Upon Buyer becoming aware of a fact, condition or event which constitutes a breach of any of the representations, warranties, covenants or agreements of Parent or Seller contained herein, or in any list, certificate, or other instrument furnished by or on behalf of Parent or Seller pursuant hereto, if a claim for Damages in respect thereof is to be made against Parent or Seller under this Article X, Buyer will with reasonable promptness notify Parent and Seller in writing of such fact, condition or event. If such fact, condition or event is the assertion of a claim by a third party, Parent and Seller will be entitled to participate in or take charge of the defense against such claim, provided that Parent, Seller and Parent's counsel shall proceed with diligence and in good faith with respect thereto.

            Upon Parent or Seller becoming aware of a fact, condition or event which constitutes a breach of any of the representations, warranties, covenants or agreements of Buyer contained herein, or in any list, certificate, or other instrument furnished by or on behalf of Buyer pursuant hereto, if a claim for Damages in respect thereof is to be made against Buyer under this Article X, Parent or Seller will with reasonable promptness notify Buyer in writing of such fact, condition or event. If such fact, condition or event is the assertion of a claim by a third party, Buyer will be entitled to participate in or take charge of the defense against such claim, provided that Buyer and its counsel shall proceed with diligence and in good faith with respect thereto.

      10.4 Limitations. Notwithstanding anything to the contrary contained in this Agreement, (i) a party from whom indemnification is sought under this
Article X with respect to a breach of representations or warranties contained herein, or in any list, certificate, or other instrument furnished by or on behalf of Parent or Seller pursuant hereto, shall not be liable to the party seeking indemnification for any Damages relating to such a breach unless and until the aggregate amount of such Damages exceeds $350,000 (the "Threshold Amount") and thereafter the total amount of all such Damages actually incurred above $175,000 shall be indemnifiable, (ii) the aggregate Damages for which indemnification may be sought against any party with respect to a breach of representations or warranties contained herein, or in any list, certificate, or other instrument furnished by or on behalf of Parent or Seller pursuant hereto, shall in no event exceed the Purchase Price, and (iii) Buyer's exclusive remedy for the alleged inadequacy of reserves, accruals, allowances or any other item set forth on the Closing Balance Sheet shall be the Post-Closing Adjustment set forth in Section 3.3 hereof; provided, however, that the limitations imposed by
(x) clauses (i) and (ii) of this Section 10.4 shall not apply to (A) Damages resulting from or relating to any misrepresentation or breach of warranty contained in Section 4.5 or Section 4.15 hereof, or (B) any willful misrepresentation made by Parent or Seller, and (y) clause (iii) of this Section
10.4 shall not limit Buyer's rights under Section 10.2(vi).

                                  ARTICLE XI

                            COVENANT NOT TO COMPETE

      Parent and Seller each acknowledge and agree that the Division's reputation and goodwill are an integral part of its business success throughout the areas where it conducts its business. If Parent or Seller deprives Buyer of any of the Division's goodwill or in any manner utilizes its reputation and goodwill in competition with the Division, Buyer will be deprived of the benefits it has bargained for pursuant to this Agreement. Accordingly, as an inducement for Buyer to enter into this Agreement, Parent and Seller agree that for a period of ten (10) years after the Closing Date, Parent and Seller shall not and shall cause their affiliates not to, without Buyer's prior written consent, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any profit or non-profit business or organization which, directly or indirectly, at any location throughout the world, engages in the Business; provided, however, that nothing herein shall prohibit Parent or Seller or their affiliates from acquiring a stock interest in a corporation, provided such stock is publicly traded and the stock so acquired is not more than five percent (5%) of the outstanding shares of such company; provided further that nothing herein shall prohibit Parent or Seller or their affiliates from, directly or indirectly, owning, managing, operating, controlling or participating in the ownership, management, operation or control of any profit or non-profit business or organization which, directly or indirectly, at any location throughout the world, engages in the Bio Clinic Business so long as such business or organization does not engage in the Business. Parent and Seller agree to maintain in confidence, and not to disclose to any third party, any ideas, methods, developments, inventions, improvements and business plans and information which are the confidential information of the Division. In the event the agreement in this Article XI shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

      Parent and Seller each acknowledge that a breach of the covenants contained in this Article XI will cause irreparable damage to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Parent and Seller agree that if Parent or Seller breaches the covenant contained in this Article XI, in addition to any other remedy which may be available at law or in equity, Buyer shall be entitled to specific performance and injunctive relief, without posting bond or other security.


                                  ARTICLE XII

                                 MISCELLANEOUS

      12.1 Termination. This Agreement shall terminate automatically if the Closing Date has not occurred on or prior to November 30, 1996. No party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) the failure of such party to have performed its obligations hereunder, or (ii) any willful misrepresentation made by such party of any matter set forth herein.

      12.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Parent or Seller without the prior written consent of Buyer, or by Buyer without the prior written consent of Parent and Seller; provided, however, that (a) upon notice to Parent and Seller, Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any affiliate of Buyer or to any person or entity that acquires all or substantially all of the assets or voting stock of Buyer, and (b) Buyer may make a collateral assignment of its rights under this Agreement to any institutional lender who provides funds to Buyer to consummate the transactions contemplated hereby. Parent and Seller agree to execute acknowledgements of such assignments and collateral assignments in such forms as Buyer or Buyer's institutional lender(s) may from time to time reasonably request. In the event of such a proposed assignment by Buyer, the provisions of this Agreement shall inure to the benefit of and be binding upon Buyer's assigns. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

      12.3 Notices; Transfer of Funds. Unless otherwise provided herein, all notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and three (3) business days after sent, if sent by certified or registered mail, return receipt requested. In each case notices shall be sent to:

      If to Seller:

      Sunrise Medical Inc.
      2382 Faraday Avenue, Suite 200
      Carlsbad, California  92008
      Telephone:  (619) 930-1540
      Telecopy:  (619) 930-1587
      Attention:  Steven A. Jaye, Esq.

      with a copy to:

      Latham & Watkins
      650 Town Center Drive, 20th Floor
      Costa Mesa, CA   92626-1925
      Telephone:  (714) 755-8220
      Telecopy:  (714) 755-8290
      Attn:       Jeffrey T. Pero, Esq.

      If to Buyer:

      Crain Industries, Inc.
      101 S. Hanley Road, Suite 400
      St. Louis, Missouri  63105
      Telephone:  (314) 746-2245
      Telecopy:  (314) 746-2299
      Attention:   Mr. David M. Sindelar

      with a copy to:

      Hicks, Muse, Tate & Furst Incorporated
      200 Crescent Court, Suite 1600
      Dallas, Texas  75201
      Telephone:  (214) 740-7300
      Telecopy:  (214) 740-7313
      Attention:  Lawrence D. Stuart Jr.
                  Al Diekmann

      Weil, Gotshal & Manges
      100 Crescent Court, Suite 1300
      Dallas, Texas  75201
      Telephone:  (214) 746-7859
      Telecopy:  (214) 746-7777
      Attention:  Mr. David J. Webster

or to such other place and with such other copies as a party may designate as to itself by written notice to the others.

      Payments to be made to Seller hereunder shall be made by wire transferred funds to be delivered to an account designated by Seller not later than five business days prior to the Closing Date.

      12.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of California without regard to principles of conflict of laws.

      12.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      12.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.




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

      12.8 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      12.9 Expenses. Seller and Buyer will each be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement. Notwithstanding the foregoing, all sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the transfer of the Purchased Assets and the assumption of the Assumed Liabilities or on account of this Agreement or the transactions contemplated hereby will be borne by Seller.

      12.10 Publicity. Except as required by law (including without limitation the federal or foreign securities laws or exchange rules applicable to the parties and their affiliates), neither Parent, Seller nor Buyer shall issue any press release, other than a press release substantially in a form previously reviewed and approved by all parties hereto, or make any public statement regarding the transactions contemplated hereby without the prior written consent of the other, which shall not be unreasonably withheld or delayed.

      12.11       Confidential Information.

            (a) The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section
12.10. Neither Parent, Seller nor Buyer shall make any public disclosure of the specific terms of this Agreement, except as required by law. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other parties. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate, use or disclose such information, except (i) to advisors, consultants and affiliates in connection with the transactions contemplated hereby, and (ii) disclosures made in response to a binding order from a court or governmental body or agency compelling its production; provided, however, that in the event that a party is compelled by such a binding order to disclose confidential information pertaining to another party, the party so compelled shall promptly notify the party about whom the information pertains so that an appropriate protective order may be sought.

            (b) Seller, at a time and in a manner which it reasonably determines and after prior notice to and consultation with Buyer, may notify employees of the fact of the subject transaction. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to duplicate, use or disclose such information unless such information is now or hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.

      12.12       Acquisition Proposals.

            (a) From and after the date of this Agreement and until the Exclusivity Termination Date (as defined in Section 12.12(b) below), neither Parent nor Seller shall, nor shall either of them authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by Parent or Seller to, solicit, initiate or encourage submission of any proposal or offer (including by way of furnishing information) from any person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving the Division or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of the Division.

            (b) For purposes of this Agreement, "Exclusivity Termination Date" shall mean the earliest to occur of (i) the Closing, (ii) September 30, 1996, unless Buyer shall have delivered to Seller on or prior to such date evidence of the approval of Buyer's Lenders to the transactions contemplated hereby and an irrevocable waiver by Buyer of the condition relating thereto and contained herein, or (iii) the termination of this Agreement.

      12.13 Rights of the Parties. Except as provided in Section 12.2, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

      12.14 No Recourse. Notwithstanding any of the terms or provisions of this Agreement, Parent and Seller agree that neither of them nor any person acting on their behalf may assert any claims or causes of action against any officer, director or stockholder of Buyer in connection with or arising out of this Agreement or the transactions contemplated hereby, and Buyer agrees that it nor any person acting on its behalf may assert any claims or causes of action against any officer, director or stockholder of Parent or Seller in connection with or arising out of this Agreement or the transactions contemplated hereby.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

SUNRISE MEDICAL, INC.,                          CRAIN INDUSTRIES, INC.,
a Delaware corporation                          a Delaware corporation

By  /s/ Richard H. Chandler                     By  /s/ James G. Powers
   -------------------------                       ------------------------
Name  Richard H. Chandler                       Name  James G. Powers
     -----------------------                         ----------------------
Its  Chairman and President                     Its  Vice President - CFO
    ------------------------                         ----------------------


BIO CLINIC CORPORATION,
a Delaware corporation

By  /s/ Richard H. Chandler
    ---------------------------
Name  Richard H. Chandler
    ---------------------------
Its  Chairman and President
    ---------------------------




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